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                                                                     EXHIBIT 4.1


                              BELL INDUSTRIES, INC.
                           DEFERRED COMPENSATION PLAN


WHEREAS, Bell Industries, Inc. (the "Corporation") desires to retain the services of a select group of management, highly compensated employees, and officers and recognizes that the loss of the services of any member of such group would result in substantial loss to the Corporation; and

WHEREAS, Bell Industries, Inc. desires to recognize the services rendered in the past and to be rendered in the future by the members of such group until the respective dates of their termination, retirement or death;

NOW THEREFORE, Bell Industries, Inc. hereby adopts a Deferred Compensation Plan for such group as hereinafter set forth.


                            ARTICLE 1 -- DEFINITIONS

For purposes hereof, where the following terms appear as proper nouns, they shall have the meanings indicated below:

1.1 ACCOUNT BALANCE: With respect to each Participant, the Deferred Amounts and/or any Corporate Contributions under this Plan as further adjusted for Additions on the Deferred Amounts and/or Corporate Contributions.

1.2 ADDITIONS: The dollar amount equivalent to the underlying performance of the hypothetical investment accounts designated by the Participant for that portion of the Deferral Account that has been so designated.

1.3 BENEFICIARY: Any person or persons, as designated pursuant to Article 4, to whom any benefits may be payable upon the death of a Participant pursuant to Section 3.2.

1.4 COMMITTEE: The Deferred Compensation Plan Committee established by the Board of Directors of the Corporation, or as otherwise amended by the Chairman of the Board.

1.5 COMPENSATION: Total salary, bonuses, commissions, and fees paid or accrued by the Corporation for services rendered by a Participant and reportable on Form W-2 or Form 1099 as taxable income for federal income tax purposes.

1.6 CORPORATE CONTRIBUTION: An amount which may be credited to the Plan by the Corporation on behalf of a Participant. Such amounts shall be determined by the Committee at its discretion.

1.7 CORPORATION: Bell Industries, Inc. and any wholly-owned subsidiary thereof.

1.8 DEFERRED AMOUNT: An amount credited to the Account Balance by the Corporation in lieu of payment to a Participant as Compensation.

1.9      EFFECTIVE DATE OF PLAN: October 1, 1997.


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1.10     PARTICIPANT: Any manager, highly compensated employee, or officer of the Corporation designated by the Committee to be eligible for participation in the Plan and who has executed any and all forms for participation pursuant to Section 2.1. Such individual shall first become a Participant as of the effective date of his or her initial election to defer Compensation in accordance with Section 2.1 hereof and, subject to the terms and conditions of the Plan, such individual's status as a Participant shall continue until the occurrence of any of the events listed in Section 2.5, except where the Participant is granted a leave of absence by the Corporation.

1.11 PLAN: The Plan shall consist of this document and any amendments thereto.

1.12 PLAN YEAR: January 1 to December 31; provided, that the initial Plan Year shall be October 1, 1997 to December 31, 1997.

1.13 TERMINATION OF THE PARTICIPANT: The end of the employer/employee or officer/Corporation relationship between the Participant and the Corporation for any reason (including but not limited to by reason of death or retirement.)


                       ARTICLE 2 -- DEFERRED COMPENSATION

2.1 ELIGIBILITY AND PARTICIPATION: Eligibility to commence participation in this Plan shall be restricted to those managers, highly compensated employees, and officers who are so designated by the Committee.

         (a) Application. Any individual so selected shall become a Participant by filing with the Corporation a written application for participation in a form or forms satisfactory to the Committee, within thirty (30) days of the date when he or she is first notified, in writing, that he or she is eligible to participate in the Plan. If such application is not filed within such thirty (30) day period, such individual shall not thereafter be permitted to participate in the Plan until the next opportunity generally available to all Participants or individuals eligible to participate to make or change their deferral elections.

         (b) Deferral Election. The Participant shall indicate, in a written form satisfactory to the Corporation, the percentage of Compensation otherwise payable to him or her to be deferred commencing on the first day that he or she is eligible to defer amounts under the Plan with respect to a specific Plan Year. The Participant generally may defer zero percent (0%) or more, in whole numbers, subject to any maximum or minimum percentage established by the Committee. Such Deferral Election shall be irrevocable and shall remain in effect until the earliest of the following: (i) the Participant files a new Deferral Election, or (ii) the Participant is no longer eligible to defer Compensation under Section 2.5. Should the Participant fail to provide a Deferral Election or fail to timely provide a Deferral Election for any given Plan Year subsequent to the first Plan Year in which the Participant participated, the Deferral Election of the prior Plan Year shall apply.

         (c) Deferral Percentage. Should a Participant elect to defer a portion of his or her Compensation greater than zero percent (0%), such election with respect to the Participant's projected compensation must equal, on a projected basis, at least one percent (1%) (in whole numbers) of the Participant's projected annual


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                  Compensation for the Plan Year for which such election is
                  being made. A Participant is not required, however, to defer any amount in order to Participate in the Plan. The Committee may, in its sole discretion, permit a separate deferral election to be made with respect to a Participant's base salary/commissions/fees and/or a Participant's bonus (if applicable).

         (d) Deferral Maximum. The Corporation may establish a dollar maximum with respect to the total amount which may be deferred in any Plan Year by each Participant. The Corporation shall notify Participants in writing of any such maximum prior to the beginning of each Plan Year. If no such notification is given, the maximum in effect for the immediately preceding Plan Year, if any, shall apply for the new Plan Year. Notwithstanding any determination by the Committee of the maximum deferral amount or lack thereof, a Participant shall not be entitled to defer Compensation to the extent that funds would not be available to the Corporation to meet the payroll taxes or other claims presently due and payable with regard to such Participant's Compensation.

2.2 NOTICE OF PLAN TERMS AND CONDITIONS. No less than thirty (30) days prior to the start of each Plan Year, the Committee shall provide notice to each Participant of the terms and conditions upon which deferrals may be made with respect to such Plan Year and shall make available a deferral form with which to make deferral elections for such Plan Year. Such election form must be filed at least twenty (20) days prior to the beginning of the Plan Year to which it pertains and shall be effective on the first day of the Plan Year following the filing thereof.

2.3 HYPOTHETICAL INVESTMENTS. Upon commencement of participation in the Plan, a Participant may designate, from a list of hypothetical investments or hypothetical investment funds selected by the Committee, the percentage, in whole numbers, of the total Deferred Amounts he or she desires to be invested in such individual hypothetical investments or hypothetical investment funds then presently available (the "Investment Allocation Selection"). The Participant may from time to time, but no more frequently than once per calendar month, in advance, request that his or her Deferral Account and/or all future Deferred Amounts be changed from one deemed investment to whatever other deemed investment may be listed by the Committee at the time of such request. The Committee, in its sole discretion, may determine whether such amounts will, in fact, be deemed to be so invested or will be invested otherwise. Should the Participant fail to provide an Investment Allocation Selection or fail to timely provide an Investment Allocation Selection for any given Plan Year subsequent to the first Plan Year in which the Participant participated, the Investment Allocation Selection of the prior Plan Year shall apply.

2.4 The Corporation agrees that it will credit the Account Balance with Additions thereon, on a date and time as determined in the Committee's sole discretion. However, such Additions shall be credited no sooner than the first day of each calendar month following a Participant's Investment Allocation Selection and at least once per calendar month from and after the dates the Deferred Amounts are credited to the Participant's Account.

2.5 A Participant shall continue to be eligible to defer amounts of Compensation under the Plan until the earliest date on which any of the following events occur:

         (a) the Plan is terminated, including but not limited to the termination of the Plan by means of the Change of Control of the Corporation as set forth in Section 5.2;


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         (b)      there occurs a Distribution or Non-Distribution Event as
                  described in Sections 2.7-2.8;

         (c) the Committee makes a determination that the Participant is no longer eligible to continue to defer amounts under the Plan;

         (d) the Plan Committee determines that the Participant has become totally disabled for 180 days or more in that he or she is no longer able, properly and satisfactorily, to engage in his or her regular duties as an employee, or officer, based upon medical evidence satisfactory to the Plan Committee, and that such disability will be expected to continue for an additional 180 days or more;

         (e) a Participant is granted a leave of absence by the Corporation.

2.6 Should a Participant's eligibility to defer amounts under the Plan be discontinued under Section 2.5, he or she shall not be automatically eligible to re-commence deferrals under the Plan. Eligibility to commence or re-commence deferrals in the Plan will be determined on a year by year basis during the enrollment period and at the sole discretion of the Committee.

2.7 DISTRIBUTION EVENTS: Subject to all other terms and conditions of this Plan, a Participant or his or her Beneficiary, as applicable, shall be subject to a distribution of the relevant Account Balance as set forth in Article 3 upon the occurrence of one of the following events (a "Distribution Event"):

         (a)      the Plan is terminated;

         (b)      there occurs a Termination of the Participant as defined in
                  Section 1.13;

         (c) the Plan Committee determines that the Participant has become totally disabled for 180 days or more in that he or she is no longer able, properly and satisfactorily, to engage in his or her regular duties as an employee, officer, or director, based upon medical evidence satisfactory to the Plan Committee, and that such disability will be expected to continue for an additional 180 days or more.

2.8 NON-DISTRIBUTION EVENTS: Subject to all other terms and conditions of this Plan, neither a Participant nor his or her Beneficiary shall be subject to a distribution of the relevant Account Balance as set forth in Article 3 upon the occurrence of one of the following events (a "Non-Distribution Event"):

         (a) the Committee makes a determination that the Participant is no longer eligible to continue to defer amounts under the Plan;

         (b) a Participant is granted a leave of absence by the Corporation.

2.9 LEAVE OF ABSENCE: As set forth in Section 2.8(b), in the event a Participant is granted a leave of absence by the Corporation, no further Deferred Amounts shall be credited to the Participant's Account Balance for the duration of the period of such leave. However, Additions shall continue to be credited during such period and, subject to Section 3.3(c), such period shall constitute a period of Service under the Vesting requirements of this Plan. Furthermore, should a Participant die while on an approved leave of absence and


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         while he or she otherwise remains eligible to defer Compensation under this Plan, he or she may be entitled to the Additional Death Benefit under Section 3.2(b), subject to all the other terms and conditions of this Plan. The taking of an approved leave of absence shall not entitle the Participant to a distribution of his or her Termination Benefit.


                              ARTICLE 3 -- BENEFITS

3.1 TERMINATION BENEFIT: Should a Participant's have a Distribution Event, other than in the event of the Participant's death and except as provided in Sections 2.9, he or she shall be deemed to have a "Termination Date" and shall be entitled to receive a distribution of his or her Account Balance as defined in Section 1.1 (the "Termination Benefit"), subject to the Vesting requirements of Section 3.3.

         (a) Standard Distribution Options. As provided in Section 3.1(c), pursuant to the Participant's Termination Benefit Election (as defined below), the Termination Benefit attributable to Deferred Amounts and Additions thereto shall be paid either
                  (i) in a lump sum within thirty (30) days following the Termination Date, (ii) in five annual installments or (iii) in ten annual installments (each, a "Standard Distribution Option"). Should annual installments be selected, the first such payment shall be made within thirty (30) days following the Termination Date except as otherwise limited by the Plan.

                  With respect to the portion of the Participant's Account Balance attributable to any Corporate Contributions, such portion shall be paid according to a schedule established by the Committee upon termination of the Participant's participation. In any event, the first of such payments shall be made within thirty (30) days following the Participant's Termination Date.

                  Notwithstanding any election to the contrary, there will be no installment payout for a Participant whose Account Balance is less than $10,000 at the time that he or she has a Termination Date; within thirty (30) days following his or her Termination Date, his or her Account Balance will be paid in one lump sum.

         (b) Termination Benefit Election. As of the date a Participant commences participation in the Plan, the Participant shall elect a Standard Distribution Option (a "Termination Benefit Election"). The Termination Benefit Election may thereafter be changed only once a year, effective as of the first day of the next Plan Year beginning after the date of such election. The Termination Benefit Election shall not be binding unless made at least one full year prior to the Termination Date. If the Termination Date should occur within one year of the Termination Benefit Election, the last valid Termination Benefit Election made one year or more before the Termination Date will be effective, or if no Termination Benefit Election is otherwise in effect, the Termination Benefit attributable to the Deferred Amounts and Additions thereto shall be payable in a lump sum within thirty (30) days following the Termination Date.

                  The Corporation shall make available to the Participant the appropriate form for making the Termination Benefit Election. This form shall be made available at the time the Participant commences participation in the Plan, and at least thirty (30) days before the start of each subsequent Plan Year.


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         (c)      Installment Method. In the event the Participant chooses to receive the Termination Benefit attributable to Deferred Amounts and Additions thereto in installments over a period of five years, except as otherwise limited by the Plan, the first payment would be equal to one-fifth of the full value of the Account Balance as of the date of such payment. The installment payment to be made the following year would be equal to one-fourth of the value of the Account Balance as of the date of such payment (including any Additions credited to the remaining balance since the date of the first payment), and so forth. A similar payment schedule would apply to a Termination Benefit payable in installments over a ten- year period. Such method of payment is referred to herein as the "Installment Method."

         (d) In Service Distribution: Notwithstanding Section 3.1(a) and subject to Section 3.2, each Participant, may make an irrevocable election, at the time specified in Section 2.1 or
                  Section 2.2 for Deferred Amount elections or changes, to receive all or any part of their Deferred Amount for any Plan Year, together with Additions with respect thereto, in the form of an "In Service Distribution." This election will allow the Participant to set in advance the year in which the In Service Distribution will be made, whether or not the Participant's Termination date is within or subsequent to such year. In no event, however, can this distribution be less than five years from the date the election is made. The Committee, in its discretion, shall select the date in the year elected by the Participant on which the In Service Distribution will be made. Notwithstanding the Participant's prior Termination Benefit Election, if an In Service Distribution election is made, the distribution shall be made in a lump sum.

3.2 DEATH BENEFIT: In the event of the death of a Participant, one or both of the following death benefits may be available to the Beneficiary of the Participant in the Plan:

         (a) Primary Death Benefit: If a Participant should die at a time when the Participant's Account Balance is greater than zero, whether or not he or she is still participating in the Plan at the time, then, according to the Participant's designation pursuant to Article 4 below, the Beneficiary may receive payment equal to the value of the Participant's Account Balance as of the date of death (the "Primary Death Benefit") in a lump sum, not withstanding any prior election to the contrary, within thirty (30) days of the Corporation's notice of such event in accordance with Article 4 and as limited by
                  Section 5.6.

         (b) Additional Death Benefit: In the event that a Participant dies while eligible to defer Compensation under the Plan or while he or she continues to participate in the Plan, and so long as he or she timely filed with the Corporation all forms necessary to participate in the Plan, the Beneficiary designated in accordance with Article 4 shall be entitled to an additional single lump sum death benefit (the "Additional Death Benefit") in the amount of $25,000. The Additional Death Benefit shall be payable, where applicable, according to the Participant's designation subject to Section 5.6.

         (c) Exclusion: In the event a Participant commits suicide, while sane or insane, within two (2) years from the date he or she commenced participation in the Plan, no Additional Death Benefit shall be payable under this Plan. Further, no Additional Death Benefit shall be payable if, within said two year period, any fraudulent misrepresentation of any facts material to any application for any life


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                  insurance policy purchased by the Corporation on the life of the Participant are discovered.

3.3 VESTING OF ACCOUNT BALANCE: The vesting of the Participant's ownership interest in his or her Account Balance will occur as follows:

         (a) With respect to the portion of each Participant's Account Balance attributable to Deferred Amounts from the Participant's Compensation, whether or not said amount is payable as a Termination or Death Benefit, such portion shall be immediately and fully vested.

         (b) With respect to that portion of the Participant's Account Balance under the Termination Benefit attributable to any Corporate Contributions, such portion shall be vested as follows:

                                    5-Year Cliff Vesting

                    Years of Service                    Percentage Vested

                          0-4                                    0
                       5 or more                                100

         (c) "Service" shall be defined as the full time, continuous, and consecutive relationship between the Participant and the Corporation as an employee or officer, as applicable. Such Service shall include a Corporation-approved leave of absence to the extent that the period of leave of such Participant continues to be approved by the Corporation.

         (d) In the event of the Participant's death while participating in the Plan (the Death Benefit), that portion of the Participant's Account Balance attributable to any Corporate Contributions shall be immediately and fully vested.

         (e) The Additional Death Benefit described in Section 3.2(b) shall not be subject to the Vesting requirements set forth herein.

3.4 DISABILITY OR HARDSHIP: On the request of a Participant, the Committee is empowered to accelerate the payment of benefits to a Participant in the event the Committee determines that the Participant:

         (a)      is disabled as defined in Section 2.5(d); or

         (b) has an unforeseeable emergency caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant if the payment is not permitted. Such an emergency must severely affect the Participant's financial affairs or clearly endanger the Participant's family with present or impending want or deprivation. The amount of payment is to be limited to the amount necessary to meet the emergency.

            Payments to a Participant in accordance with this Article shall be made within thirty (30) days following the date the Committee determines the Participant is eligible for such payment.


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                            ARTICLE 4 -- BENEFICIARY

4.1 At the time participation in the Plan commences, each Participant shall designate on a form satisfactory to the Corporation one or more Beneficiaries to receive any benefits which may become payable hereunder in the event of his or her death ("Beneficiary Designation"). Any such Beneficiary(ies) can be changed by a Participant at any time upon written notice to the Corporation.

4.2 If the Participant shall have made more than one Beneficiary Designation, the Beneficiary Designation most recently filed with the Corporation prior to the time of the Participant's death shall govern.

4.3 If any amounts under the Plan become payable following the Participant's death at a time when no Beneficiary Designation is applicable, such payments shall be made in a lump sum as the Participant may designate under his or her last Will, making specific reference hereto; or if the Participant fails to so designate such person or persons by Will, then such payments shall be made in one lump sum to the Participant's estate.


                           ARTICLE 5 -- MISCELLANEOUS

5.1 AMENDMENT AND TERMINATION: The Corporation reserves the right to amend, in whole or in part, in writing, or to terminate this Plan at any time, with or without notice; provided, however, that no such action shall reduce the value of a Participant's Account Balance accrued prior to the date of any such amendment or termination. Upon the termination of the Plan, any remaining Account Balance shall be paid to the Participant or his or her Beneficiary, as applicable, in a lump sum, notwithstanding any prior election to the contrary, within thirty (30) days of such termination.

5.2 CHANGE IN CONTROL: Should the Corporation become subject to a Change in Control, as described below, the Plan shall be terminated as of the effective date of such transaction. Provisions will be made for determining the Account Balance of each Participant which shall then be paid, in a lump sum, notwithstanding any election to the contrary, within 30 days of the date of the Change of Control unless provisions are made for continuing the Plan and for the successor corporation's assuming or substituting payments of equivalent or greater value.

         For purposes of this Section, a Change in Control shall be defined as follows:

         (a) Any "Person" or "Group" (as such terms are defined in Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations promulgated thereunder) is or becomes the "Beneficial Owner" (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation, or of any entity resulting from a merger or consolidation involving the Corporation, representing more than fifty percent (50%) of the combined voting power of the then outstanding securities of the Corporation or such entity.

         (b) The individuals who, as of the date hereof, are members of the Board (the "Existing Directors"), cease, for any reason, to constitute more than fifty percent(50%) of the number of authorized directors of the Corporation as determined in the manner prescribed in the Corporations's Certificate of

                  Incorporation and Bylaws; provided, however, that if the election, or nomination for election, by the Corporation's stockholders of any new director was approved by a vote of at least fifty percent (50%) of the Existing Directors, such new director shall be considered an Existing Director; provided further, however, that no individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies by or on behalf of anyone other than the Board (a "Proxy Contest"), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.

         (c) The consummation of (x) a merger, consolidation or reorganization to which the Corporation is a party, whether or not the Corporation is the Person surviving or resulting therefrom, or (y) a sale, assignment, lease, conveyance or other disposition of all or substantially all of the assets of the Corporation, in one transaction or a series of related transactions, to any Person other than the Corporation, where any such transaction or series of related transactions as is referred to in clause (x) or clause (y) above in this subparagraph (c) (a "Transaction") does not otherwise result in a "Change in Control" pursuant to subparagraph (a) of this definition of "Change in Control" under this subparagraph (c) if the Persons who were the stockholders of the Corporation immediately before the consummation of such Transaction are the Beneficial Owners, immediately following the consummation of such Transaction, of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Person surviving or resulting from any merger, consolidation or reorganization referred to in clause
                  (x) above in the subparagraph (c) or the Person to whom the assets of the Corporation are sold, assigned, leased, conveyed or disposed of in any transaction or series of related transactions referred to in clause (y) above in this subparagraph (c).

5.3 LIFE INSURANCE: The Corporation may purchase one or more life insurance policies on the life of a Participant, as a means of providing, in whole or in part, for the payment of benefits hereunder. However, in such event neither the Participant, his or her designated Beneficiary nor any other beneficiary shall have any rights whatsoever therein or in the proceeds therefrom. The Corporation (or any "Rabbi Trust" (as described in Section 5.7) formed in connection with the Plan) shall be the sole owner and beneficiary of any such insurance policy and shall possess and may exercise all incidents of ownership therein. No such policy, policies or other property shall be held in any trust for the Participant or any other person or as collateral security for any obligation of the Corporation hereunder. This Plan shall under no circumstances be deemed to constitute a contract of insurance.

5.4 NO CONTRACT OF EMPLOYMENT: The Plan shall under no circumstance be deemed to have any effect upon the terms or conditions of employment of any employee of the Corporation whether or not he or she is a Participant hereunder. Neither the offering of the Plan, the payment of any expenses, costs or benefit amounts associated with the Plan, nor any documents published in connection with the Plan shall be construed as having created a contract of employment between the Participant and the Corporation.

5.5 BENEFITS NOT TRANSFERABLE: Benefits under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance by any Participant or Beneficiary and any attempt to do so shall be null and void. Benefits under this Plan shall not be subject to or liable for the debts, contracts, liabilities, engagements or torts of any Participant or any Beneficiary, nor may the same be subject to attachment or seizure by any creditor of any Participant or any Beneficiary under any circumstances.

5.6 DETERMINATION OF BENEFITS: Upon the Termination Date of a Participant (or, in addition, the death following Termination if, at the time of death, a portion of the Participant's Account Balance remains unpaid), the Participant or applicable Beneficiary, as the case may be, shall notify the Corporation promptly of such event, and the Corporation will then provide a claimant's statement form for completion which should be returned to the Corporation, together with an official death certificate, if applicable before Plan benefits may be paid.

         Within ninety (90) days after receipt of an application for benefits, the Corporation shall notify the applicant of its decision with respect to the payment of benefits under the Plan. If special circumstances require an extension of time, the Corporation shall notify the applicant of such circumstances within ninety days after receipt of the application, and the Corporation shall thereafter notify the applicant of its decision within 180 days after receipt of the application. If the application is denied in whole or in part, the Corporation's notice of denial shall be in writing and shall state:

         (a) the specific reasons for denial with specific reference to pertinent Plan provisions upon which the denial was based;

         (b) a description of any additional materials or information necessary for the applicant to perfect his or her claim and an explanation of why the materials or information are necessary; and

         (c)      an explanation of the Plan's claim review procedure.

         During the sixty-day period following an applicant's receipt of a notice of denial of his or her application for benefits, the applicant or his or her duly authorized representative may review pertinent documents and within said sixty (60) day period submit a written request to the Corporation for review of the denial.

         An applicant submitting a request for review shall be allowed to submit questions and comments in writing to the Corporation. The Corporation shall afford an applicant who requests a hearing a full and fair review of the decision denying the application and may, in its sole discretion, hold a hearing to review any or all issues raised by the applicant, which hearing shall take place within thirty (30) days of the date of the applicant's request. Within sixty (60) days after receipt of the request for review, the Corporation shall issue a written decision to the applicant. If special circumstances, such as the need to hold a hearing, require an extension of time, the Corporation shall issue a written decision no later than 120 days after receipt of the request for review. The Corporation's decision shall include specific reasons for the decision, written in a manner calculated to be understood by the applicant, and contain specific references to pertinent Plan provisions upon which the decision is based.

5.7 NO TRUST: For tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), this Plan is intended to qualify as an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management, highly compensated employees, or directors, and shall be interpreted accordingly.

         No action by the Corporation or its Board of Directors under this Plan shall be construed as creating a trust, escrow or other secured or segregated fund or other fiduciary relationship of any kind in favor of any Participant or Beneficiary or any other persons otherwise entitled to benefits under the Plan. The status of the Participant and any Beneficiary with respect to any liabilities assumed by the Corporation hereunder shall be solely that of unsecured creditors of the Corporation. The Plan constitutes a mere promise by the Corporation to make benefit payments in the future. Any insurance policy or any other asset acquired or held by the Corporation in connection with liabilities assumed by it hereunder, shall not be deemed to be held under any trust, escrow or other secured or segregated fund or other fiduciary relationship of any kind for the benefit of the Participant or Beneficiary or to be security for the performance of the obligations of the Corporation, but shall be, and remain a general, unpledged, unrestricted asset of the Corporation at all times subject to the claims of general creditors of the Corporation. Notwithstanding the foregoing, the Corporation may transfer some or all of the assets attributable to this Plan, including any insurance policies to a grantor trust of the type known as a "Rabbi Trust" with the Corporation as grantor and owner of such trust.

5.8 PLAN ADMINISTRATION: The Plan shall be administered by the Committee. The Committee shall have the exclusive authority, discretion, and responsibility for all matters in connection with the operation and administration of the Plan. The Committee's powers and duties shall include, but not be limited to, the following: (a) responsibility for the compilation and maintenance of all records necessary in connection with the Plan; (b) authorizing the payment of all benefits under and expenses of the Plan; (c) authority to engage such legal, accounting and other professional services as it may deem proper; (d) discretionary authority to interpret the Plan; and (e) discretionary authority to determine eligibility for benefits under the Plan and to resolve all issues of fact and law in connection with such determination. Decisions by the Committee shall be final and binding upon all parties.

         The Committee, from time to time, may allocate to other persons or organizations any of its rights, powers, and duties with respect to the operation and administration of the Plan. Any such allocation shall be reviewed from time to time by the Committee; shall, unless the Committee specifies otherwise, carry such discretionary authority as the Committee possesses regarding the matter; and shall be terminable upon such notice as the Committee in its sole discretion, deems reasonable and prudent under the circumstances.

5.9 SATISFACTION OF CLAIMS: Any payment to a Participant or Beneficiary or the legal representative of either, in accordance with the terms of this Plan shall to the extent thereof be in full satisfaction of all claims such person may have against the Corporation. The Corporation may require such payee, as a condition to such payment, to execute a receipt and release therefore in such form as shall be determined by the Corporation.

5.10 GOVERNING LAW: The Plan shall be construed, administered, and governed in all respects in accordance with the laws of the State of California to the extent not preempted by ERISA or other federal law(s).

5.11 GENDER AND NUMBER: Words used herein in the masculine, feminine or neuter gender shall be construed as though they were also used in another gender in all cases where they would so apply. Words used herein in the singular or plural form shall be construed as though they were also used in the other form in all cases where they would so apply.

5.12 SEVERABILITY: In the event that a court of competent jurisdiction determines that any provision of the Plan is in violation of any statute or public policy, only those provisions of the Plan that violate such statute or public policy shall be stricken. All provisions of the Plan that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any provision of the Plan shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the Corporation in establishing the Plan.

5.13 TAXATION: If the Internal Revenue Service finds that the Compensation intended to be deferred for Federal income tax purposes pursuant to the Plan is immediately taxable to a Participant for Federal income tax purposes, the Corporation may, but shall not be required to, amend the Plan to comply with the Internal Revenue Service requirements necessary to achieve the desired Federal income tax benefits relating to the Plan. Notwithstanding the foregoing, each Participant agrees to be liable for any tax that may be imposed by the Internal Revenue Service or any other taxing entity with respect to any benefits provided to or on behalf of such Participant or Beneficiary pursuant to the Plan (including, without limitation, any and all withholding taxes), irrespective of whether such tax consequences were intended pursuant to the Plan. In the event amounts of Compensation otherwise intended to be deferred under the Plan result in immediate taxation to the Participant for Federal income tax purposes, and the Plan is not amended to achieve the intended deferral, then the Committee may, at its sole discretion, provide for a distribution of that portion of the value of a Participant's Account Balance subject to such taxation. Participant further agrees that the Corporation may withhold any portion of the Participant's Termination or Death Benefit to pay for such taxes as required under law at the time of distribution.

         Furthermore, if payroll taxes are required to be withheld on deferred amounts before the time of payment, the Corporation may withhold such taxes from any other Compensation paid to the Participant.

5.14 INDEMNIFICATION: The Corporation agrees to and shall indemnify and hold harmless each Indemnified Person (as hereinafter defined) from and against all claims, losses, damages, causes of action, suits, and liability of every kind, including all expenses of litigation, court costs and reasonable attorney's fees, incurred in connection with the Plan. "Indemnified Person" shall mean each director, officer, Committee member, or employee of the Corporation acting as a fiduciary of the Plan. Such indemnity shall apply regardless of whether the claims, losses, damages, causes of action, suits or liabilities arise in whole or in part from the negligence or fault on the part of the Indemnified Person, except to the extent there has been a final adjudication by a court or other tribunal of competent jurisdiction that the claim or liability is the result of gross negligence or intentional or willful misconduct of the Indemnified Person.

5.15 OTHER BENEFITS: Deferrals by the Participant shall be given effect under the Corporation's other benefits plans and/or whenever the Corporation is required to verify the employment of a Participant, as follows:

         (a) deferrals shall be considered for purposes of determining the Participant's total income when verifying a Participant's employment for credit grantors, credit reporting agencies, in response to legal process and/or to other authorized persons or entities;

         (b) where permitted by the terms of the applicable plan, and subject to applicable law, amounts deferred under the Plan shall be taken into account for purposes of determining amounts to be paid to the Participant under any insurance or salary continuation or replacement plan maintained by the Corporation;

         (c) except where specifically excluded by the terms of such plans or agreements, deferrals of base salary and other amounts under the Plan shall be taken into account by the Corporation when determining a Participant's compensation in connection with determining eligibility for bonus, incentive or severance pay plans maintained by the Corporation;

         (d) amounts deferred under the Plan shall not be treated as compensation for purposes of determining the amount of a Participant's deferrals under any qualified pension plan of the Corporation.

5.16 ARBITRATION: Arbitration shall be the exclusive remedy for resolving any dispute or controversy between the Corporation and any employee, Participant, or Beneficiary, including but not limited to, any dispute regarding an employee's status as a Participant, a Participant's employment or the termination of a Participant's employment or any dispute regarding the application, interpretation or validity of this Plan not otherwise resolved through the claims procedure set forth in
         Section 5.6. Such arbitration shall be conducted in accordance with the then most applicable rules of the American Arbitration Association. The arbitrator shall be empowered to grant only such relief as would be available in a court of law. In the event of any conflict between this Agreement and the rules of the American Arbitration Association, the provisions of the Agreement shall be determinative. If the parties are unable to agree upon an arbitrator, they shall select a single arbitrator from a list designated by the office of the American Arbitration Association having responsibility for the city in which the employee, Participant, or Beneficiary last resided while employed by the Corporation of seven arbitrators, all of whom shall be retired judges who are actively involved in hearing private cases or members of the National Academy of Arbitrators. If the parties are unable to agree upon an arbitrator from such list, they shall each strike names alternatively from the list, with the first to strike being determined by lot. After each party has used three strikes, the remaining name on the list shall be the arbitrator. The fees and expenses of the arbitrator shall initially be borne equally by the parties; provided, however, that each party shall initially be responsible for the fees and expenses of its own representatives and witnesses. If the parties cannot agree upon a location for the arbitration, the arbitrator shall determine the location. Judgment may be entered on the award of the arbitrator in any court having jurisdiction. The prevailing party in the arbitration proceeding as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent provided by law, to reimbursement from the other party for all of the prevailing party's costs (including but not limited to the arbitrator's compensation), expenses and reasonable attorney's fees.


ACKNOWLEDGED:

Bell Industries, Inc.                                     Date


By:________________________________________________       ____________